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                                                                 Exhibit (j)(5)




           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We hereby consent to the incorporation by reference in Post-Effective Amendment No. 44 to the Registration Statement (No. 33-10327) on Form N-1A, of our report dated April 7, 2003, as it relates to the Statement of Changes in Net Assets and financial highlights appearing in the February 29, 2004, Annual Report to Shareholders of State Street Research Health Sciences Fund, a series of State Street Research Financial Trust, which Annual Report is also incorporated by reference in the Registration Statement.

We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP


PricewaterhouseCoopers LLP

Boston, Massachusetts
June 28, 2004